LEASE AGREEMENT

The Landlord: Chiu Ching Jui

The Tenant: JFB Internet Service Limited

Address: Rm. 4, 7F., 207 Dunhua N. Rd. Songshan Dist., Taipei City 105, Taiwan (R.O.C.)

Term: 2017.11.01-2020.10.30

Tenancy Agreement

The Leasing Agreement is made

Between Chiu Ching Jui (hereinafter referred to as "Landlord")

And JFB Internet Service Limited (hereinafter referred to as "Tenant").

The Landlord shall let and the Tenant shall take the Premises for the Term and at the Rent as more particularly described in this agreement and both parties agree to observe and perform the terms and conditions as follow:

Article 1. Premises: Location and Area for Rent of the Premises:

1.	Address: Rm. 4, 7F., 207 Dunhua N. Rd. Songshan Dist., Taipei City 105, Taiwan (R.O.C.)
2.	Area and the use of area: Around 47.05 ping (including indoor and public area), as it is shown attached photos.

Article 2. Lease term: The term of this Lease shall begin on November 1, 2017 and shall terminate on May 31, 2020. When the lease term is expired, the Tenant will enjoy the preferential lease rights if a new agreement is signed before 3 months of the expiry.

Article 3. Rentals and deposit

1.	Monthly Rental:

November 1, 2017 to October 31, 2018 NT$94,100

November 1, 2018 to October 31, 2019 NT$94,100

November 1, 2019 to October 31, 2020(increase 3%) NT$96,923

2.	Deposit: The Tenant shall pay a deposit of NT$282,300 to the Landlord and such deposit shall be returned to the Tenant with no interest when the Tenant vacates the premises after three days of the expiry date.

Article 4. Payment method

1.	On the signing of this Agreement, the Tenant shall give 12 cheques which is the net amount of the rental after deducting income tax and 1.91% supplementary premium of Second-generation National Health Insurance to the Landlord and the rental shall be due and payable on the first day of each calendar month during the term and same practise to the second and third year. If the Landlord changed to a legal person during the lease, the Tenant shall be responsible to the 5% value added sales tax and the rental will not increase 3% in the third year. After the rental increased 3% in the third year and the Landlord changed to a legal person, the Landlord cannot charge 5% value added sales tax from the Tenant.
2.	The deposit should be paid in cash, cheque or fund transfer on the day of signing the agreement.

Article V The condition of using leased things

1.	These leased things should be used in accordance with the related law.
2.	The Tenant shall not assign, transfer, or sublease any of his rights to or interest in or obligations under this Agreement without the prior written approval of the Landlord. The Tenant’s affiliates are not subject to this constraint, but they shall inform the Landlord in written form. After getting the Landlord’s permission, the Tenant should give these affiliates invoices and receipt during the rental period.
3.	Upon expiry of the Agreement, the Tenant shall immediately vacate and return the premises to the Landlord without any excuse for delay or any claims.
4.	No use or storage of any dangerous articles that affect public safety is allowed.
5.	Upon expiry or termination for whatever reason of this Agreement, the Tenant shall at his cost without delay vacate the Premises, re-convey the Premises to the landlord in the condition which the Premises were first conveyed to the tenant upon commencement of this Agreement (as the attached photos, including the circuit, telephone, network cable, and other in public area), ordinary wear and tear and improvements agreed by the Landlord during the Term excepted.
6.	The Tenant should pay the electricity and water fee based on the regulations formulated by the premise management office.
7.	The Tenant is not allowed to put advertising in both sides of glass curtain wall, elevator and other public places.
8.	The Tenant shall during the Term pay all charges in respect of water, electricity and management fee from November 1, 2017. When the Tenant has moved in the premise, he should pay prepayment of the water and electricity fee to the premise management office with TWD180/Ping (two month) in cash. If the Tenant moved out the premise halfway, no money will be refund.
9.	21 Century Building Management office contact number: 02-2716-9713.

Article 6 The premise is given to the tenant in current situation.

Article 7 Risk prevention:

The Tenant shall maintain the premises as a good administrator. In the event of breaching of this rule, the Tenant shall indemnify for any damage done to the premises, except for the natural disasters. If the premise need to make improvements because of natural factors, the Landlord shall pay for it.

Article 8 Handling of breaching agreement

1.	If the Tenant has not paid the rental for 2 months and fails to pay after a certain period following the notice from the Landlord, the Landlord can terminate the agreement. The deposit and the left rent cheque will be confiscated by the landlord as liquidated damages.
2.	If the Tenant fails to vacate and return the premises on time, the Landlord shall charge the Tenant a monthly penalty of two times of the monthly rental until the premises are returned.
3.	The Landlord promised that he has the legally ownership of this premise. If premise right dispute or debt dispute happen in the future and lead to the Tenant could not run their business as usual, the Landlord should solve these disputes by law and compensate for it.

Articles 9 Other particulars:

1.	House tax and land value tax are the Landlord’s responsibility, while water, electricity and management fees and taxes related to the Tenant’ business operation are the Tenant’s responsibility. If the fee that should be paid by the tenant is in the name of the Landlord, the Tenant should pay it on time after informed by the Landlord.
2.	When the Tenant has moved out and there be any remains, the remains will be regarded as waste and disposed by the Landlord and the related handling fee will be paid by the Tenant.
3.	The landlord retains the rights of request the Tenant to do the notarization together, and the notarization fee shall be paid by both parties equally.
4.	When this agreement is not expired, if any party want to terminate the lease (except for rename in the need of business), that party should give 3 months’ notice to another party and give liquidated damages equivalent to cash deposit. But if the Tenant terminate the agreement because of business expansion and the landlord could not provide a suitable area, the landlord should not deduct the cash deposit and the Tenant should inform the landlord by sending 2 month’s written notice.
5.	If the Tenant rents this premise as company’s registration address, the landlord should provide registration information to the Tenant.
6.	If The Tenant will terminate the contract or will not extend the agreement, the Tenant agrees to let the landlord or property authorized by the Landlord to bring other clients to see the premise before 2 months of the expiry. The Landlord must inform the Tenant in advance.
7.	Maintenance fee of general equipment (such as pressure fan and the drain pipe, modulator tube) are paid by the Tenant, repair fee are paid by the Landlord. When the equipment breaks down, if the reason is do not have schedule maintenance through professional judgement, the landlord can ask the Tenant for the maintenance record. If the Tenant could not provide it or the breakdown is caused by the Tenant, The Tenant should pay for the repair fees. If the Tenant rejects, it means the Tenant gives up his right and will be responsible for all the fees.
8.	Both the landlord and the Tenant agree that do not disclose the content of the agreement to third parties, if damages are caused because of disclosure, the compensation are needed.
9.	If any party is suspected of litigation, the fees that including litigation costs and counsel fee should be paid by default party. Both of the parties agree that it should be construed in accordance with the laws of Taiwan, and the Taipei District Court shall be the court of competent jurisdiction for the first instance.
10.If	there is any conflict between the English version and the Chinese version in this Agreement, the Chinese version shall prevail.

Article X Execution of contract.

1.	This contract will come into legal effect upon signed by both parties.
2.	Matters not mentioned in this agreement are based on the related rules in civil law.
3.	Both this agreement and inform are in written form and the written communication between the Landlord and the Tenant should be based on the address stated in the Agreement, if any changes should be made, the party should inform the other party in written form.
4.	This agreement is triplicate, each contracting party shall retain one copy and the third copy shall use for notarization and kept by the Landlord.

Article 11 Governing law and jurisdiction.

This Agreement shall be governed and construed in accordance with the laws of Taiwan, and the Taipei District Court shall be the court of competent jurisdiction for the first instance.

Contract Person:

The Landlord: /s/Chiu Ching Jui

Representative:

ID:

Tel:

Address:

The Tenant: JFB Internet Service Limited

Representative: /s/WU, HSIU-CHUAN

Company ID: 58127815

Tel: 04-23120516

Address: Rm. 4, 7F, Dunhua N. Rd. Songshan Dist., Taipei City 105, Taiwan (R.O.C.)

Telephone:

November 13, 2017

Rm. 4, 7F., 207 Dunhua N. Rd. Songshan Dist., Taipei

List of Facilities

No.	Item	Qty	Missed	Remark
1	4lamps	32
2	2lamps	2
3	Air return	4
4	Panel vent	8

The Lessor:

Checked by: /s/Chiu Chia Lin (Date: 2017.09.18)

Chiu Chia Lin is a representative of the landlord.

The Lessee:

Checked by: /s/Lin Yi-Hsiu (Date: 2017.09.18)

Lin Yi-Hsiu is a representative of the Tenant.

Rm. 4, 7F., 207 Dunhua N. Rd. Songshan Dist., Taipei

Condition at hand over

Photos taken on September 14, 2017

Rm. 4, 7F., 207 Dunhua N. Rd. Songshan Dist., Taipei

Condition at hand over

Photos taken on September 14, 2017

Rm. 4, 7F., 207 Dunhua N. Rd. Songshan Dist., Taipei

Condition at hand over

Photos taken on September 14, 2017